Exhibit 99

For additional information contact:         Benno Sand-Investor and Financial Media 952.448.8936

FOR IMMEDIATE RELEASE

FSI International Announces Fourth Quarter and Fiscal Year 2011 Financial Results

Fiscal 2011 technology advances position FSI’s ORION® and ANTARES® single wafer products to participate in the industry’s leading edge capacity investments*

MINNEAPOLIS (Oct. 18, 2011) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2011 fourth quarter and the fiscal year ended August 27, 2011.

Fiscal 2011 Fourth Quarter Results

Sales for the fiscal 2011 fourth quarter were $29.7 million, as compared to $28.8 million for the same period of fiscal 2010. The company’s net income for the fourth quarter of fiscal 2011 was $1.8 million, or $0.05 per share (diluted), as compared to a net income of $6.6 million, or $0.17 per share (diluted), in the fourth quarter of fiscal 2010. The fourth quarter year-over-year decline in net income is primarily related to a change in product mix and costs associated with initial product placements at customers.

Fiscal 2011 Full Year Results and 2012 Goals

Fiscal year 2011 sales increased to $96.9 million, as compared to $91.0 million for fiscal 2010. The company’s fiscal 2011 net income was $8.3 million, or $0.21 per share (diluted), compared to a net income of $13.0 million, or $0.39 per share (diluted), for fiscal year 2010.

“In fiscal 2011, we were successful in gaining ORION® product process tool of record (“PTOR”) status at several leading semiconductor manufacturers, made the investments required to ramp ORION® and ANTARES® product manufacturing capacity, while controlling operating cost,” said Don Mitchell, FSI chairman and chief executive officer. “In fiscal 2012, we are focusing on expanding the applications for which our products can be used at existing and new customers, continuing to reduce product cost and cycle time and improving our financial performance.”*

The company believes that its order level bottomed at $15.5 million in the fourth quarter of fiscal 2011 and expects orders to increase significantly in the first quarter of fiscal 2012 as several leading foundry, logic and memory producers proceed with their 32/28 nm investment plans.* Based upon an expected first quarter increase in orders, the company anticipates that revenues will bottom in the first quarter of fiscal 2012 and expects revenues to increase significantly in the second quarter of fiscal 2012.*

The company anticipates that gross profit margins will improve as activities related to fiscal 2011 product cost and cycle time reductions start to become effective later in fiscal 2012 and from an expected product mix change.*

Backlog and Deferred Revenue

The company ended fiscal 2011 with $21.2 million in backlog and deferred revenue, as compared to $18.9 million at the end of fiscal 2010. Customers can cancel or delay orders or delay product acceptance; therefore, orders, backlog and deferred revenue are not necessarily indicative of shipments or revenues in future periods.

Balance Sheet Strength

Cash, cash equivalents, restricted cash and marketable securities were $22.6 million at the end of fiscal 2011, as compared to $38.3 million at the end of fiscal 2010. The company used $14.8 million of cash in operations during fiscal 2011, as compared to generating $9.2 million of cash from operations in fiscal 2010. In fiscal 2011, the company increased its inventory investment by $22.5 million, primarily related to its ORION® and ANTARES® system production ramp. In addition, year-over-year accounts receivable increased $4.3 million, primarily related to the timing of shipments in the fourth quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010. As of August 27, 2011, the company had $75.1 million in working capital, a current ratio of 4.5 to 1 and a book value of $2.41 per share.

Outlook

Considering the backlog and deferred revenue levels at the end of fiscal 2011, the company expects first quarter fiscal 2012 revenues to range from $15 to $20 million, as compared to $29.7 million in the fourth quarter of fiscal 2011.* The revenue guidance range assumes several factors including the receipt of purchase orders for products that are expected to ship during the quarter.*

Given the expected revenue guidance, anticipated gross profit margins, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the company expects to report a loss of $1.5 to $3.0 million for the first quarter of fiscal 2012.*

Fiscal 2012 first quarter capital expenditures are expected to be approximately $2.0 million, primarily related to upgrades to our manufacturing and laboratory infrastructure, with depreciation expected to be between $0.6 million and $0.7 million.* As the company converts inventory that was built up in fiscal 2011 to cash, it expects to generate cash from operations during the first quarter of fiscal 2012.*

Conference Call Details

FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The company invites all those interested in hearing to join the call by dialing 800.779.2703 and entering access code 9441351. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 866.474.1441.

About FSI

FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, and cryogenic aerosol technologies, customers are able to achieve their process performance flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Benno Sand, 952.448.8936.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking” statements (*), including, but not limited to expected first quarter order growth, expected second quarter revenue growth, expected gross margin improvement later in fiscal 2012, expected revenues, expected financial results, expected cash generation, other expected financial performance for the first quarter of fiscal 2012 and expected fiscal 2012 participation in the industry’s leading edge capital investments. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the company’s successful execution of internal performance plans; the cyclical nature of the company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the company presently holds; the impact of natural disasters on parts supply and demand for products; as well as other factors listed herein or from time to time in the company’s SEC reports, including our latest 10-K annual report and 10-Q quarterly reports. The company assumes no duty to update the information in this press release.

- more -

FSI INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 27, 2011	Aug. 28, 2010	Aug. 27, 2011	Aug. 28, 2010
Sales	$29,650	$28,790	$96,880	$90,985
Cost of goods	19,421	14,204	56,564	48,067

Gross margin	10,229	14,586	40,316	42,918
Selling, general and administrative expenses	4,974	4,907	19,277	17,684
Research and development expenses	3,441	3,287	12,768	12,703

Operating income	1,814	6,392	8,271	12,531
Other (expense) income, net	(22)	47	48	427

Income before income taxes	1,792	6,439	8,319	12,958
Income tax benefit	(3)	(163)	(4)	(63)

Net income	$1,795	$6,602	$8,323	$13,021

Income per share – basic	$0.05	$0.18	$0.22	$0.39

Income per share – diluted	$0.05	$0.17	$0.21	$0.39

Weighted average common shares
Basic	38,821	37,422	38,677	33,301
Diluted	39,204	37,893	39,178	33,628

-more-

FSI INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	Aug. 27, 2011	Aug. 28, 2010
Assets
Current assets
Cash, restricted cash and cash equivalents	$20,693	$34,687
Receivables, net	23,196	18,935
Inventories, net	48,630	26,145
Other current assets	4,241	3,673

Total current assets	96,760	83,440

Property, plant and equipment, net	14,805	13,204

Marketable securities	1,907	3,612
Investment	460	460
Other assets	1,677	1,582

Total assets	$115,609	$102,298

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$11,226	$8,396
Deferred profit*	2,997	2,669
Accrued expenses	7,473	8,020

Total current liabilities	21,696	19,085

Long-term accrued expenses	392	410
Total stockholders’ equity	93,521	82,803

Total liabilities and stockholders’ equity	$115,609	$102,298

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

-more-

FSI INTERNATIONAL, INC. AND SUBSIDIARIES

MISCELLANEOUS FINANCIAL INFORMATION

(in thousands, except percentages, per share and total employee data)

(unaudited)

	Year Ended
	Aug. 27, 2011	Aug. 28, 2010
Sales by Area
United States	42%	36%
International	58%	64%

Cash Flow Statement
Capital expenditures	$2,247	$618
Depreciation	2,115	2,561

Miscellaneous Data
Total employees, including contract	354	293
Book value per share	$2.41	$2.15
Shares outstanding	38,861	38,544